EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO
                           FIXED CHARGES

(Unaudited)
(Dollar amounts in thousands)




                                  Six Months Ended                       Fiscal Year Ended
                                August 1   August 2     January 31 February 1 February 3 January 28 January 29
                                  1998       1997         1998       1997      1996 *     1995      1994
Consolidated pretax income       $176,216   $162,860      $410,035   $378,761  $269,653   $406,110  $399,534
Fixed charges (less capitalized
interest)                          75,726     71,095       147,466    139,188   139,666    145,921   152,568

EARNINGS                         $251,942   $233,955       557,501    517,949   409,319    552,031   552,102


Interest                          $68,998    $63,939       129,237    120,599   120,054    124,282   130,915
Capitalized interest                1,876      1,786         3,644      4,420     3,567      2,545     1,882
Interest factor in rent expens      6,728      7,156        18,229     18,589    19,612     21,639    21,653

FIXED CHARGES                     $77,602    $72,881       151,110    143,608   143,233    148,466   154,450


Ratio of earnings to fixed charges   3.25       3.21          3.69       3.61      2.86       3.72      3.57


* 53 Weeks